EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-34362); on Form S-8 (File No. 333-04373, No. 333-17493, No. 333-71354, and No. 333-114359); and on Form SB-2 (File No. 333-71076 and 333-126510) of Optical Sensors Incorporated d/b/a väsamed of our report dated March 1, 2006 (except as to Note 18, as to which the date is March 20, 2006), which appears on page 25 of this annual report on Form 10-KSB for the year ended December 31, 2005.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

March 30, 2006